Exhibit 10.1
Bumble Inc.
Summary of Non-Employee Director Compensation Policy
The Amended and Restated Non-Employee Director Compensation Policy sets forth the compensation to be provided to each non-employee director of the Company (other than directors employed by Blackstone Inc. and its affiliates) (each, an “Eligible Director”), unless such Eligible Director declines or waives the receipt of such cash or equity compensation by written notice to the Company.
CASH COMPENSATION
• Annual Retainer. An annual cash retainer of (i) $300,000 for the Eligible Director serving as the Chair or Lead Director of the Board, as applicable, and (ii) $75,000 for each other Eligible Director serving on the Board, in each case, payable quarterly in arrears, and pro-rated for the Eligible Director’s period of service on the Board.
• Additional Annual Retainers – Committee Chairpersons. An additional annual cash retainer for serving as a chairperson of specified committees of the Board, payable quarterly in arrears, and pro-rated for the Eligible Director’s period of service as chairperson of the applicable committee, as follows:
–The chairperson of the Audit Committee of the Board shall receive an additional $50,000 annually;
–The chairperson of the Compensation Committee of the Board shall receive an additional $50,000 annually; and
–The chairperson of the Nominating and Corporate Governance Committee of the Board shall receive an additional $50,000 annually.
• Additional Annual Retainers – Committee Members. An additional annual cash retainer for serving as a member of specified committees of the Board, payable quarterly in arrears, and pro-rated for the Eligible Director’s period of service on the applicable committee, as follows:
–A member of the Audit Committee who is not the chairperson of the Audit Committee shall receive an additional $20,000 annually;
–A member of the Compensation Committee who is not the chairperson of the Compensation Committee shall receive an additional $15,000 annually;
– A member of the Nominating Committee who is not the chairperson of the Nominating Committee shall receive an additional $10,000 annually; and
–A member assigned to any “special committee” formed by the Board shall receive an additional $25,000 annually (subject to (a) a twelve-month maximum per such “special committee” assignment and (b) proration based on the duration of the “special committee” assignment), unless otherwise determined by the Board.
EQUITY COMPENSATION
For each Eligible Director, an award of Restricted Stock Units (“RSUs”) granted under the Omnibus Plan as follows:
• Annual Awards. Each Eligible Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) beginning with the 2023 Annual Meeting and (ii) will continue to serve as an Eligible Director immediately following such Annual Meeting, shall be automatically granted, on the date of such Annual Meeting, an award of RSUs in respect of a number of shares of Common Stock having a grant date fair value equal to $250,000 (the “Annual Award Grant Value”), with the number of awarded RSUs determined by dividing the Annual Award Grant Value by the average of the closing sales price of the Common Stock for the twenty days over which the Common Stock traded ending on the trading date preceding the Annual Meeting (the “Annual Award”). Each such Annual Award shall vest in full on the earlier to occur of (i) immediately prior to the first Annual Meeting following the grant date and (ii) the first anniversary of the grant date;

• Pro-Rata Awards. Each Eligible Director who is initially elected or appointed to the Board after the 2023 Annual Meeting, and other than at an Annual Meeting, shall be automatically granted, on the effective date of such election or appointment, an award of RSUs in respect of a number of shares of Common Stock having a grant date fair value equal to a pro-rated portion of the Annual Award Grant Value determined based on a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the Annual Meeting preceding such election or appointment and ending on the effective date of such Eligible Director’s election or appointment, and the denominator of which is 365 (the “Pro-Rata Award Grant Value”), with the number of awarded RSUs determined by dividing the Pro-Rata Award Grant Value by the average of the closing sales price of the Common Stock for the twenty days over which the Common Stock traded ending on the trading date preceding the effective date of the Eligible Director’s election or appointment (the “Pro-Rata Award”). Each such Pro-Rata Award shall vest in full immediately prior to the first Annual Meeting following the grant date, or if earlier, the date that such award vests for the Eligible Director who received the Annual Award relating to the Pro-Rata Award. For the avoidance of doubt, no Eligible Director shall be granted more than one Pro-Rata Award;
• Initial Awards. Upon the initial election or appointment of each Eligible Director to the Board, such Eligible Director shall be automatically granted, on the effective date of such election or appointment, an additional award of RSUs in respect of a number of shares of Common Stock having a grant date fair value equal to $250,000 (the “Initial Award Grant Value”), with the number of RSUs determined by dividing the Initial Award Grant Value by the average of the closing sales price of the Common Stock for the twenty days over which the Common Stock traded ending on the trading date preceding the effective date of the Eligible Director’s election or appointment (the “Initial Award”). The Initial Award shall vest over three years, with one-third of the award vesting on each anniversary of the Eligible Director’s appointment or election to the Board. For the avoidance of doubt, no Eligible Director shall be granted more than one Initial Award; and
• Termination of Employment of Employee Directors; Joining the Board Following Employment. (i) Members of the Board who are employees of the Company Group who terminate employment with the Company Group but remain on the Board and (ii) employees of the Company who, following termination of employment with the Company become elected or appointed to the Board reasonably concurrent with his or her termination of employment, will not receive a Pro-Rata Award or an Initial Award but, to the extent that such individuals are otherwise eligible, will be eligible to receive, following termination of employment with the Company Group, Annual Awards.
EXPENSE REIMBURSEMENT
Reimbursement for reasonable and documented travel and related expenses associated with attendance at meetings of the Board or a committee thereof.
Reimbursement for reasonable and documented expenses related to attendance at director continuing education programs that are relevant to a director’s service on the Board and which attendance is pre-approved by (i) the Chair of the Nominating Committee and (ii) the Secretary of the Company.
EFFECTIVE DATE; AMENDMENTS AND REVIEW
The Non-Employee Director Compensation Policy was effective as of June 6, 2023, and was amended and restated effective October 2, 2023, and was further amended and restated effective January 1, 2024 and was further amended and restated effective March 17, 2025.
The Board may amend, modify or terminate the Non-Employee Director Compensation Policy at any time by action of the Board and the Board shall review and, if deemed advisable and in the best interests of the Company and its stockholders upon recommendation from the Nominating Committee, update the Non-Employee Director Compensation Policy no less frequently than every two years.